EXHIBIT 10.10

[LOGO]	1st Floor, Kailash Building,
26, Kasturba Gandhi Marg,
New Delhi - 110 001.
Tel.: 011-41699481
Fax: 011-41699483
Sanction Letter (Working Capital Facilities)
Date: 07/09/2009
Mr. Rajesh Magow
Chief Financial Officer
Make my Trip (lndia) Pvt. Ltd.
103, Udyog Vihar-I,
Gurgaon-122016
Dear Sir,
Subject - Sanction Letter for Working Capital Facilities
We are pleased to inform you that, the bank has agreed to enhance following working capital facilities to MakeMyTrip (India) Pvt. Ltd. payable on demand and subject to periodic review.

1.	Borrower	:	MakeMyTrip (India) Pvt.Ltd.

2.	Constitution	:	Private Limited Company

3.	Directors	:	a) Mr. Deep kalra
b) Mr. Keyur Joshi
c) Mr. Philip Wolf
d) Mr. Sanjeev Bikhchandani
e) Mr. Frederic Lalonde
f) Mr. Vibhor Mehra
g) Mr. Ravi Chandra Adusumalli
h) Mr. Sanjeev Aggarwal
i) Mr. Aditya Guleri

4.	Nature of the facility	:	Working Capital facilities

Sr.			Existing	Revised
No		Facility	(Rs. MM)	(Rs. MM)	Tenor
1		Fund Based facility
	A	Cash Credit (CC)	80.00	100.00	On demand
	B	OD against Fixed Deposits	400.00	400.00	On demand

5.	Purpose	:	facility to be used by the borrower towards Financing working capital requirements of the Business.

6.	Validity period of the sanction	:	As the same has been enhanced interim i.e. would be renewable annually in Feb’10
The aforesaid credit facilities are subject to the main terms and conditions (subject to change as per RBI directives / bank policies from time to time) set out in Annexure I hereto which is deemed to be a part of the Credit Agreement Letter. The credit assistance is also subject to the conditions that are contained in the documents, which the company shall execute between and in favour of HDFC Bank.
HDFC Bank based on the representations made by the Borrower and the furnishing of financial statements by the Borrower has extended these proposed facilities.
The commitment to the proposed facilities is contingent upon:
-	Absence of any material adverse change in the condition of the borrower.

-	The Borrower or its associate not having defaulted under any financing obligation to any bank or institution in past

-	compliance by the Borrower of all laws and regulations applicable to its operations

-	The Borrower fulfilling all its financial obligations under various taxation, retiral and applicable laws prevalent from time to time.

-	All future borrowings by the Borrower (or their associate) would be with the prior permission of HDFC Bank.

-	Subordination of all existing unsecured loans from promoters / associates and an undertaking that they will not be withdrawn from business without Bank’s consent.
The working capital facilities are not available for Investments made in shares, debentures, advances and inter-corporate loans / deposits to other companies (including subsidiary companies). The said facilities are being extended at the sole discretion of HDFC Bank and the terms and conditions as well as pricing would be to subject to periodic review, amendment or cancellation.
HDFC Bank’s Right on Default
The borrower further agrees that in addition to any other right enjoyed by HDFC Bank in the event of the Borrower committing any act of default, HDFC Bank shall be entitled to disclose to the Reserve Bank of India or to any other third person, on its being called upon to do so, the name / identity of the Borrower and the fact of its having committed any act of default as aforesaid.
The above letter is valid for 15 days from the date of issue. Kindly sign on the duplicate of this Sanction Letter as a token of your acceptance to the above and return the same, along with the duly completed documentation, in order to proceed ahead.

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We look forward to your drawal of the proposed facilities and assure you of our best services always.
Regards,
For HDFC Bank Ltd.

/s/ Udit Azad	/s/ Vishal Sachdeva	/s/ Rajesh Sharma
Udit Azad	Vishal Sachdeva	Rajesh Sharma
Relationship Manager	Senior Manager	Regional Head - North
ECG	ECG	ECG

Accepted on behalf of the Company For MakeMyTrip India Pvt. Ltd.

/s/ Rajesh Magow
Mr. Rajesh Magow Chief Financial Officer

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Annexure I

1.	Facility	Cash Credit

2.	Existing Limit	Rs.80.00 MM

3.	Proposed Limit	Rs.100.00 MM

4.	Interchangeability	N.A.

5.	Tenor	On demand

6.	Security	• Assignment of Credit Card Receivables (Exclusive charge) through POS Terminals or Payment Gateways or otherwise to HDFC Bank, both present and future
• Exclusive charge on Current Assets of the Company both present and future.
• Exclusive charge on owned fixed assets of the Company both present and future.

7.	Margin	30% margin on the Credit Card Receivables being routed through our Bank

8.	Book debts	Margin - 25%
Debtors ageing more then 90 days to be excluded

9.	Interest	12.25% p.a. + Interest tax as & when applicable, payable at monthly rests

10.	Interest payment frequency	Interest shall be payable at monthly rests.
Interest shall be payable on the first day of the subsequent month.

11.	Interest calculation method	Interest will be calculated on 365 days basis in respect of rupee loans / credit facilities

12.	Penal Interest	Penal interest would be levied @ 3.00 % over and above the rate as mentioned in clause 11 above for all overdues / delays of any monies payable (principal as well as interest).

13.	Documentation	• Accepted Sanction Letter
• Request Letter for availing the facilities
• DPN and LOC for DPN
• Letter of General Lien and Set off
• Letter of hypothecation of credit card receivables routed through HDFC Bank PG
• Letter of Hypothecation for Stock and Book Debts
• Letter of Hypothecation on Fixed Assets of the Company
• Form 8 to be registered within 30 days from the date of disbursal

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Annexure II

1.	Facility	Over Draft (OD)

2.	Existing Limit	Rs.400.00 MM

3.	Proposed Limit	Rs.400.00 MM

4.	Sub-Limits	NIL

5.	Interchangeability	N.A.

6.	Tenor	On demand

7.	Security	– Fixed Deposit with Lien marked in favour of HDFC Bank

8.	Margin	– OD to be released to the Company would be 120% of the FD amount under lien with us.

9.	Inventory	N.A.

10.	Book debts	N.A.

11	Interest	FD Rate +1%p.a.

12	Interest payment frequency	Interest shall be payable at monthly rests.
Interest shall be payable on the first day of the subsequent month.

13	Interest calculation method	Interest will be calculated on 365 days basis in respect of rupee loans / credit facilities

14	Penal interest	Penal interest would be levied @ 3.00 % over and above the rate as mentioned in clause 11 above for all overdues / delays of any monies payable (principal as well as interest).

15	Documentation	1. Request letter for availing the credit facilities
2. Board resolution for availing facility, creation of security & execution of necessary documents for availment of facilities
3. Attested copy of Memorandum & Articles of association.
4. Demand Promissory Note(DPN)
5. Letter of Continuity for DP Note(LOC)
6. Memorandum relating to charge over Fixed Deposits(MRFD)

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Operational terms and conditions

1.	Period of sanction	The working capital facilities are payable on demand. However the facilities are available for a period of 12 months subject to review at periodical intervals wherein the facilities may be continued / cancelled / reduced depending upon the conduct and utilization of the facilities.

2.	Insurance
- Company has to ensure comprehensive insurance cover against all risks for primary security viz., entire stocks of raw materials, work-in-process, finished goods, fixed assets, consumable stores, spares and other movables.

- Value of insurance policy should be equal to the value of the stocks at any point of time.
- Any shortfall in the value of insurance cover shall be covered immediately by the company or by the Bank by debiting the former’s operative account with the Bank.
- The policies should be either in the joint names of the company and the Bank or bank’s lien should be noted on the policies as first loss payee.

3.	Stock Audit	On Yearly Basis

4.	Submission of stock Statements	Monthly stock and book debts to be received within 15 days after month end (Obsolete Stocks must be clearly excluded and age not exceeding 90 Days)
Delayed submission will attract penalty at Rs 500/- for each day of delay.

5.	Valuation
	Inventory	Raw materials, consumable stores, spare.	At cost, current market rates, Govt. controlled rates or invoice rates, whichever is the lowest.
		Finished Goods	At cost, current market rates, Govt. controlled rates, Borrower’s selling price, whichever is the lowest.
		Stock Statement	Within 15 days from the end of the month.

6.	Periodicity of submission of information to the Bank	Quarterly / Annual Financial Statements	- Quarterly financial statements – 45 days from the end of a quarter.
- Annual Financial statement
- Provisional results to be received within 75 days after the financial year end.
- Audited results to be received within 180 days after the financial year end.

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7.	Creation of Charges	Renewal cum enhancement:
The company shall modify the charges already filed with the Registrar of Companies within the statutory period (30 days) in respect of enhanced credit facilities. The company shall also modify charges in respect of security offered (Ist charge / second charge / EMs etc.) for the enhanced limits within 30 days from the date of documentation for creation of security for the enhanced limits.

8.	Processing Fees	Rs 2 lakhs + service tax as and when applicable

Applicable Laws	:	Indian / Mumbai
General Covenants -

–	Aforesaid credit facilities are subject to the main terms and conditions (subject to change as per applicable RBI guidelines and banks policies from tie to time) set out in this Credit agreement letter. The credit facilities are also subject to the conditions that are contained in the documents which the company shall execute between and in favour of the bank.

–	There should be no change in the promoter’s shareholding without the prior written intimation to HDFC Bank Ltd.

–	The company will not avail any working capital facilities / bill discounting facilities or any other facility except from Banks in Multiple Banking Arrangement. This will be constituted as an event of default and would result in a recall of the facilities.

–	Company to avail Cash Management Collection facility from HDFC Bank Ltd.

–	The company will not undertake any additional borrowings without the bank’s prior written consent.

–	Please note that the facilities as mentioned in this letter are sanctioned at the sole discretion of the bank and is recallable on demand.

–	Company to maintain a positive networth of atleast Rs 25 Cr during the currency of our facility

–	Undertaking to fund all future losses through equity capital infusion till the company starts making profits.

–	All outlets of MakeMyTrip to have HDFC Bank POS machines subject to competitive offer.

–	All credits received in ICICI Bank whether Cash/Cheque/ Credit Card/Payment gateway receivables of an amount above Rs.1.50Crs. for Monday to Thursday and Rs.4.50Crs. for Fridays and any Credit balance on Saturdays to be remitted to Cash Credit a/c with HDFC Bank on a daily basis for which the Company shall issue irrevocable and unconditional instructions to ICICI Bank to remit ,without any right of lien or set-off, to HDFC Bank on a daily basis, and submit their acceptance of these instructions in writing to HDFC Bank

–	The amount maintained with ICICI Bank on a daily basis to be used for making payments to Low Cost Airlines only as deposit/booking.

–	Credit Card / payment gateway receivables thru Citibank to be remitted to Cash Credit a/c with HDFC Bank on a daily basis for which the Company shall issue irrevocable and unconditional instructions to CITIBANK whose PG/POS terminals are/will be used for Credit Card acquisition, to remit the credit card receivables, without any right of lien or set-off, to HDFC Bank on a daily basis, and submit their acceptance of these instructions in writing to HDFC Bank.

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–	The Company shall issue irrevocable and unconditional instructions to all present and future banks whose PG/POS terminals are/will be used for Credit Card acquisition, to remit the credit card receivables, without any right of lien or set-off, to HDFC Bank on a daily basis, and submit their acceptance of these instructions in writing to HDFC Bank.

–	A minimum thruput of Rs 12 Crs per month to be routed through HDFC Bank payment gateway / POS Terminal.

–	The company will not lend funds to/invest in group entities without the Bank’s written consent.

–	The company will not raise addl. Borrowings or create charge on its properties/assets in favour of any other lender without the Bank’s consent.

–	All other Terms and Conditions of our Sanction Letter dated – 03-06-09 shall remain unchanged.

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[LOGO]
1st Floor, Kailash Building,
26, Kasturba Gandhi Marg,
New Delhi - 110 001.
Tel.: 011-41699481
Fax: 011-41699483
Sanction Letter (Working Capital Facilities)
Date: 05/04/10
Mr. Rajesh Magow
Chief Financial Officer
MakemyTrip (lndia) Pvt.Ltd.
103, Udyog Vihar-I,
Gurgaon-122016
Dear Sir,
Subject - Sanction Letter for Working Capital Facilities
We are pleased to inform you that basis the company’s request the Bank has agreed to amend the below clause in General Covenants for Working Capital facilities to MakemyTrip (India) Pvt.Ltd.
Existing Covenant-
-	All future borrowings by the Borrower(or their associates) would be with the prior permission of HDFC Bank

-	The company will not avail any working capital facilities / bill discounting facilities or any other facility except from Banks in Multiple Banking Arrangement. This will be constituted as an event of default and would result in a recall of the facilities.
Revised Covenant
-	All future secured borrowings by the Borrower(or their associates) would be with the prior permission of HDFC Bank
This is subject to TOL/TNW <=2.0x. The Computation of the ratio by the Bank would be final & binding.
All other Terms and Conditions/Covenants advised vide Sanction Letter dated 07/09/09 shall remain unchanged
Assuring you the best of our service always.
Thanking you,
For HDFC Bank Ltd.

/s/ Udit Azad	/s/ Vishal Sachdeva	/s/ Rajesh Sharma
Udit Azad	Vishal Sachdeva	Rajesh Sharma
Relationship Manager	Senior Manager	Regional Head - North
Emerging Corporates Group	Emerging Corporates Group	Emerging Corporates Group

Registered Office : HDFC Bank House, Senapati Bapat Marg, Lower Parel (West), Mumbai - 400 013. Website : www.hdfcbank.com